SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 15, 2006

Assured Pharmacy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-33165	98-0233878
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

17935 Sky Park Circle Suite F , Irvine, CA	92614
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 949-222-9971

___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On December 15, 2005, we entered into a Purchase Agreement with TPG, L.L.C., a Louisiana limited liability company, and acquired all of its right, title and interest in 49 shares of common stock of Assured Pharmacies, Inc. (“API”), a Louisiana corporation, which equates to 49% of the total issued and outstanding common stock of API in exchange for $460,000 and the issuance of 50,000 shares of our common stock. The cash component of the purchase price is payable as follows:

i.	$15,000 payable on or before December 15, 2006 (which has already been paid);

ii.	Eleven (11) consecutive monthly installments of $5,000 payable on or before the 15th of each month commencing in January 2007 through November 2007;

iii.	Fourteen (14) consecutive monthly installments of $15,000 payable on or before the 15th of each month commencing in December 2007 through January 2009; and

iv.
$180,000 payable together with interest at the rate of prime plus 2% per annum commencing from the date of this Purchase Agreement payable on or before February 15, 2009. Interest shall accrue as of December 15, 2006, the effective date of this Agreement.

API was initially established by TPG, L.L.C. and us for the purpose of establishing and operating pharmacies on a joint venture basis. API opened its first pharmacy on October 13, 2003 in Santa Ana, California and its second pharmacy on June 10, 2004 in Riverside, California. As a result of this present acquisition, we increased our ownership interest in API to 100% making it a wholly-owned subsidiary and consequently resulting in the termination of our joint venture with TPG, L.L.C.

The Purchase Agreement is attached to this current report as an exhibit.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1 Purchase Agreement - Ownership Interests

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Assured Pharmacy, Inc.

/s/ Robert DelVecchio
Robert DelVecchio
Chief Executive Officer
December 18, 2006